Exhibit 10.19

LENNOX INTERNATIONAL INC.
Restricted Stock Unit Award Agreement
Non-Employee Directors

THIS AGREEMENT (“Agreement”) is made as of December 7, 2018 (the “Award Date”), by and between Lennox International Inc., a Delaware corporation (the “Company”), and __________  (“Participant”).

The Company has adopted the Lennox International Inc. 2010 Incentive Plan, as amended and restated (the “Plan”), the terms of which are incorporated by reference and made a part of this Agreement, for the benefit of eligible employees, directors, consultants or advisors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Plan.

Pursuant to the Plan, the Committee, which has responsibility for administering the Plan, has determined that it is in the interest of the Company and its stockholders to make this award in order to increase Participant's personal interest in the continued success and progress of the Company, to foster and enhance the long-term profitability of the Company for the benefit of its shareholders by offering the incentive of long-term rewards, and to encourage Participant to remain a director of the Company.

The Company and Participant therefore agree as follows:

1.    Grant of Award. Subject to the terms and conditions of this Agreement, the Company grants to Participant on the Award Date for the period beginning on December 7, 2018 and ending on December 7, 2021 (except as provided below, the “Retention Period”), an award of __________ Restricted Stock Units (“RSUs” and such award, the “RSU Award”). If the last day of the Retention Period is not a day on which shares of Common Stock are traded on a U.S. national securities exchange or quoted in an inter-dealer quotation system, then the Retention Period will end on the last preceding day preceding on which sales of shares of Common Stock were reported.

2.Conditions for Vesting. Subject to Section 5 of this Agreement, at the end of the Retention Period, the RSU Award will vest and be distributed to Participant (the “Earned RSUs”).

3.    Method and Time of Payment. Except as otherwise provided in Section 5, Earned RSUs will be paid within 30 days following the end of the Retention Period by the Company delivering to Participant a number of whole shares of Common Stock equal to the number of Earned RSUs, minus any shares of Common Stock withheld for taxes pursuant to Section 4 below.

4.    Withholding for Taxes. Participant acknowledges and agrees that the Company may deduct from the shares of Common Stock otherwise deliverable in connection with the Earned RSUs a number of whole shares of Common Stock (valued at their Fair Market Value on the date

Exhibit 10.19

of distribution of the Earned RSUs) that is equal to no more than the minimum statutory amount of all Federal, state and local taxes required to be withheld by the Company in connection with such delivery, as determined by the Company.

5.    Termination of Directorship. If Participant’s directorship with the Company is terminated for any reason (other than “For Cause” or performance as determined by a majority of the remaining directors) prior to the expiration of the Retention Period, the RSU Award will become fully vested and be distributed to Participant within 30 days of termination. “For Cause” as used in this Agreement means (a) any violation by Participant of the Company’s written policies as they may exist or be created or modified from time to time in the future; (b) any state or federal criminal conviction, including, but not limited to, entry of a plea of nolo contendere or deferred adjudication upon a felony or misdemeanor charge; (c) the commission by Participant of any material act of misconduct or dishonesty; (d) any intentional or grossly negligent action or omission to act that breaches any covenant, agreement, condition or obligation contained in any written Agreement with the Company; or (e) acts that in any way have a direct, substantial, and adverse effect on the Company’s reputation. If Participant’s directorship with the Company is terminated “For Cause” or performance as determined by a majority of the remaining directors prior to the expiration of the Retention Period, then, immediately after termination of Participant’s directorship, the RSU Award will be cancelled.

6.    No Stockholder Rights. Participant will not be deemed for any purpose, including voting rights and dividends or dividend equivalents, to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of Common Stock as to which the RSU Award relates until such shares are issued to Participant by the Company. The existence of this Agreement will not affect the right or power of the Company or its stockholders to accomplish any corporate act.

7.    Restrictions Imposed by Law. Participant agrees that the Company will not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock may be listed or quoted. The Company will not be obligated to take any affirmative action to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.

8.    Notice. Unless the Company notifies Participant in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement must be in writing and delivered personally or by first class mail, postage prepaid, to the following address:

Lennox International Inc.
c/o Corporate Secretary
2140 Lake Park Boulevard
Richardson, Texas 75080

Any notice or other communication to Participant with respect to this Agreement must be in writing and delivered personally, or sent electronically to Participant or by first class mail, postage prepaid,

Exhibit 10.19

to Participant's address as listed in the records of the Company on the Award Date, unless the Company has received written notification from Participant of a change of address.

9.    Amendment. This Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by the Plan.

10.    Governing Law. This Agreement is governed by Delaware law.

11.    Construction. This Agreement is entered into, and the RSU Award is granted, pursuant to the Plan and governed by and construed in accordance with the Plan and the administrative interpretations adopted under the Plan. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.

12.    Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement with respect to the RSU Award and replaces and makes null and void any prior agreements, oral or written, between Participant and the Company regarding the RSU Award.

13.    Participant Acceptance. Participant must accept the terms and conditions of this Agreement by electronic signature or by signing in the space below and returning a signed copy to the Company.

ACCEPTED:

Signed: ________________________________________
«First» «Last»

Date: ________________________________________
«Date»

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